EXHIBIT 23.2

CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

New Century Financial Corporation:

We consent to the inclusion in this joint Registration Statement on From S-3 of New Century Financial Corporation, Post-Effective Amendment No. 6 to the Registration Statement on Form S-3 of New Century TRS Holdings, Inc. and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 of New Century Financial Corporation of our report dated September 8, 2004, with respect to the consolidated balance sheet of New Century Financial Corporation and subsidiary as of August 31, 2004, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

March 1, 2005